Exhibit 10(a)

                                   McDONALD'S
                             DIRECTORS' STOCK PLAN


                                   Section 1

                                  Introduction

          1.1 The Plan. McDonald's Corporation (the "Company") first established the McDonald's Directors' Deferred Compensation Plan (the "Plan") for the members of its Board of Directors who are not officers or employees of the Company ("Outside Directors") on July 1, 1984.
     The Plan was last amended and restated effective December 19, 1991, and is hereby amended and restated effective January 19, 1995. Effective January 19, 1995, in order to reflect the Plan's focus on creating an identity of interest between the Company's Outside Directors and its shareholders, the Plan is hereby renamed the "Directors' Stock Plan".

          1.2 Purpose. The purposes of the Plan are: to advance the Company's interests by attracting and retaining well-qualified Outside Directors; to provide such individuals with incentives to put forth maximum efforts for the long term success of the Company's business; and to provide a vehicle to increase the identity of interest between Outside Directors and shareholders.


                                   Section 2

                                    Benefits

          2.1 Elected Deferred Benefits. Each Outside Director may elect in accordance with Section 2.7 to defer all or any part of the fees received by such Outside Director for service on the Board of Directors of the Company (including the annual retainer and Board and committee meeting fees) ("Elected Deferred Benefits").

          2.2 Deferred Fee Account. Elected Deferred Benefits shall be credited to an account ("Deferred Fee Account") of each Outside Director on a quarterly basis at such a time and in such a manner as is reasonably determined by the Controller of the Company and as of the date of any distribution pursuant to Section 2.5. Amounts credited to the Deferred Fee Account of each Outside Director shall be credited with income, gains and losses in the amounts and at the times such as would have occurred if amounts credited to an Outside Director's Deferred Fee Account were invested in shares (including fractional shares) of common stock of McDonald's Corporation ("McDonald's Stock") as of the dates such amounts (including income, gains and losses) were credited to the Outside Director's Deferred Fee Account.

          2.3 Stock Equivalent Benefit. In addition to the benefits described in Sections 2.1 and 2.2, each Outside Director shall receive a stock equivalent benefit which shall be determined in the manner described in this Section 2.3 ("Stock Equivalent Benefit").
     On January 19, 1995, an amount equal to $17,500 multiplied by the number of an Outside Director's full years of service (up to a maximum of ten years) shall be accrued for such Outside Director's Stock Equivalent Benefit. After January 19, 1995, for each Outside
     Director, an amount equal to $17,500 shall be accrued for such Outside Director's Stock Equivalent Benefit at the end of each full year of service (up to a maximum of ten years). In no event shall an Outside Director receive a Stock Equivalent Benefit pursuant to this Section
     2.3 which exceeds $175,000 ($17,500 multiplied by 10 years of service). In measuring full years of service, Board service shall commence as of the first Board meeting or committee meeting for which the Outside Director received compensation and end with the last Board meeting or committee meeting for which the Outside Director received compensation. Amounts accrued for an Outside Director's Stock Equivalent Benefit shall be adjusted periodically (but no less than once each year), at such time or times and in such manner as is reasonably determined by the Controller of the Company and as of the date of any distribution pursuant to Section 2.5, in order to treat each such accrual as though it had been invested in shares of McDonald's Stock by reflecting income, gains and losses in the amounts and at the times as such would have occurred if an amount equal to such accrual were invested in shares (including fractional shares) of McDonald's Stock on the date such accrual was made.

          2.4 Value of McDonald's Stock. The market value of McDonald's Stock for purposes hereof on any day shall be the closing price of McDonald's Stock on the New York Stock Exchange Composite Tape on such day (or, if quotations for McDonald's Stock are not reported on the New York Stock Exchange Composite Tape on that day, the closing price of McDonald's Stock on the New York Stock Exchange Composite Tape on the first day preceding such day on which such quotations are so reported).

          2.5 Payment of Benefits. An Outside Director's Deferred Fee Account and Stock Equivalent Benefit shall be paid to the Outside Director or to such other person as he or she may designate by written notice to the Company (or in the event of his or her death to the beneficiaries designated by the Outside Director in writing to the Secretary of the Board of Directors, or, if the Outside Director fails to designate beneficiaries or if all such beneficiaries predecease the Outside Director, to the Outside Director's surviving spouse, and if none, then to the Outside Director's estate) promptly after the date the Outside Director ceases to be a member of the Board of Directors because of the expiration of such Outside Director's term, his or her resignation from the Board of Directors, or his or her death. Payment shall be made in cash in an amount equal to the total of: (a) the amount credited to the Outside Director's Deferred Fee Account on the day preceding the date payment is made, and (b) the Stock Equivalent Benefit determined in accordance with Section 2.3 hereof. To the extent that the amount so paid shall be used by such Outside Director to purchase shares of McDonald's Stock in the open market within seven months after the date such Outside Director ceases to be a member of the Board of Directors, the Company shall reimburse such Outside Director for all brokerage fees and other transaction costs incurred by such Outside Director in connection with such purchase upon presentation of reasonably satisfactory evidence thereof.

          2.6 Funding. Benefits payable under the Plan to any person shall be paid directly by the Company. The Company shall not be required to fund or otherwise segregate assets to be used for payment of benefits under the Plan. While the Company may cause investments in shares of McDonald's Stock to be made through open market purchases in amounts equal or unequal to amounts payable hereunder, the Company shall not be under any obligation to make such investments and any such investment shall remain subject to the claims of its general creditors and the amounts payable to any Outside Directors under the Plan shall not be affected by any such investment. Notwithstanding the foregoing, the Company, in its discretion, may maintain one or more trusts to hold assets to be used for payment of benefits under the Plan; provided that the assets of such trust shall be subject to the creditors of the Company in the event that the Company becomes insolvent or is subject to bankruptcy or insolvency proceedings. Any payments by such a trust of benefits provided hereunder shall be considered payment by the Company and shall discharge the Company of any further liability for the payments made by such trust.

          2.7 Deferral Elections. A person who becomes an Outside Director in a year may elect by a written notice delivered to McDonald's Corporation within 60 days after becoming an Outside Director to receive Elected Deferred Benefits as provided in Section
     2.1 with respect to fees earned in the portion of such year following the delivery of such notice to McDonald's Corporation. Each other Outside Director may elect by filing a written election with McDonald's Corporation before the beginning of the year to receive Elected Deferred Benefits as provided in Section 2.1 for such calendar year. Any election made pursuant to this Section 2.7 shall be irrevocable.


                                   Section 3

                               General Provisions

          3.1 Plan Administration. The Plan shall be administered by the Committee responsible for administration of the Company's Profit Sharing Program. The Committee shall have, to the extent appropriate, the same power, rights, duties and obligations with respect to the Plan as it has with respect to the Profit Sharing Program.

          3.2 Retention Rights. Establishment of the Plan shall not be construed to give an Outside Director the right to be retained on the Board of Directors or to any benefits not specifically provided by the Plan.

          3.3 Interests Not Transferable. Except as to withholding of any tax required under the laws of the United States or any state or locality and except with respect to designation of a beneficiary to receive benefits in the event of the death of an Outside Director, no benefit payable at any time under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, or other legal process, or encumbrance of any kind. Any attempt by an Outside Director to alienate, sell, transfer, assign, pledge or otherwise encumber any such benefits whether current or thereafter payable, shall be void. No benefit shall, in any manner, be liable for or subject to the debts or liabilities of any person entitled to such benefits. If any person shall attempt to, or shall alienate, sell, transfer, assign, pledge or otherwise encumber his or her benefits under the Plan, or if by any reason of his or her bankruptcy or other event happening at any time, such benefits would devolve upon any other person or would not be enjoyed by the person entitled thereto under the Plan, then the Company in its discretion, may terminate the interest in any such benefits of the person entitled thereto under the Plan and hold or apply them to or for the benefit of such person entitled thereto under the Plan or his or her spouse, children or other dependents, or any of them, in such manner as the Company may deem proper.

          3.4  Amendment and Termination.  Subject to the provisions of
     Section 3.1, the Board intends the Plan to be permanent, but reserves the right at any time to modify, amend or terminate the Plan, provided, however, that benefits credited as provided herein shall constitute an irrevocable obligation of the Company.

          3.5 Controlling Law. The law of Illinois, except its law with respect to choice of law, shall be controlling in all manners relating to the Plan.

          3.6 Number. Words in the plural shall include the singular and the singular shall include the plural.

          Executed with effect as of the 19th day of January, 1995.

                                   McDONALD'S CORPORATION



                                   By:/s/ Jack M. Greenberg
                                      ------------------------------------
                                      Vice Chairman and Chief Financial
                                      Officer


     ATTEST:


     /s/ Gloria Santona
     ------------------------
     Assistant Secretary